UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	January 3, 2005

TOR Minerals International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-17321	74-2081929
(Commission File Number)	(IRS Employer Identification No.)

722 Burleson Street Corpus Christi, Texas	78402
(Address of Principal Executive Offices)	(Zip Code)

(361) 883-5591

(Registrant's Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
___	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 3, 2005, our subsidiary, TOR Processing and Trade, BV ("TP&T"), completed the purchase of a 10,000 square foot warehouse with a loading dock located adjacent to TP&T's existing production facility. The total acquisition cost of the new facility was Euro 500,716 ($673,919). The acquisition was funded with a new mortgage loan with Rabobank in the amount of Euro 470,000 ($632,578) and operating cash of Euro 30,716 ($41,341).

The mortgage loan with Rabobank (Euro 470,000) will be repaid over 25 years with interest fixed at 4.672% per year for the first five years. Thereafter, the rate will change to Rabobank prime plus 1.75%. Monthly principal and interest payments will commence on February 28, 2005, and will continue through January 31, 2030. The monthly principal payment will be Euro 1,566 per month. The mortgage is secured by the land and building purchased on January 3, 2005.

TP&T currently has a loan agreement with Rabobank, which provides for a credit facility of Euro 710,000 ($955,596 at January 3, 2005), a mortgage loan, with a loan balance of Euro 597,138 ($803,688) and a term loan, with a balance of 476,920 ($641,887) at January 3, 2005.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

See our discussion above with respect to TP&T's entry into a new mortgage loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: January 7, 2005	RICHARD BOWERS
Richard Bowers President and CEO

Date: January 7, 2005	LAWRENCE W. HAAS
Lawrence W. Haas Treasurer and CFO